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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                           _________________________

                                    FORM 15
                           _________________________




Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        COMMISSION FILE NUMBER 0-27588

                                 VITALCOM INC.
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            (Exact name of registrant as specified in its charter)

                             15222 DEL AMO AVENUE
                           TUSTIN, CALIFORNIA  92780
                                (714) 546-0147
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $0.0001 PER SHARE
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           (Title of each class of securities covered by this Form)


                                   N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ X ]              Rule 12h-3(b)(1)(ii)     [   ]
Rule 12g-4(a)(1)(ii)    [   ]              Rule 12h-3(b)(2)(i)      [   ]
Rule 12g-4(a)(2)(i)     [   ]              Rule 12h-3(b)(2)(ii)     [   ]
Rule 12g-4(a)(2)(ii)    [   ]              Rule 15d-6               [   ]
Rule 12h-3(b)(1)(i)     [   ]


Approximate number of holders of record as of the certification or notice date:
ONE
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Pursuant to the requirements of the Securities Exchange Act of 1934, VITALCOM
INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 7, 2001                          VITALCOM INC.

                                             By:    /s/ Richard L. Earnest
                                                    ----------------------------
                                             Name:  Richard L. Earnest
                                             Title: President

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